Exhibit 99.1

Inari Medical Reports Third Quarter 2022 Financial Results

IRVINE, CALIFORNIA – November 2, 2022 (GLOBE NEWSWIRE) -- Inari Medical, Inc. (NASDAQ: NARI) (“Inari”), a medical device company with a mission to treat and transform the lives of patients suffering from venous and other diseases, today reported financial results for its third quarter ended September 30, 2022.

Third Quarter Revenue and Recent Business Highlights

•
Generated revenue of $96.2 million in the third quarter of 2022, up 32% over the same quarter last year.
•
Initiated full market release of two new products, Protrieve and InThrill. Both devices are priced outside of our per procedure pricing representing independent sources of revenue.
•
Presented three late breaking clinical trials at recent major medical conferences. Analyses of the full data sets of FLASH (800 PE patients) and CLOUT (500 DVT patients) confirm best in class safety and efficacy of FlowTriever and ClotTriever.
•
Ended the quarter with $319.2 million in cash, cash equivalents and short-term investments.

“Our aggressive investment in our growth drivers is paying off for our mission”, said Bill Hoffman, Chief Executive Officer of Inari Medical. “We launched two new products, our fifth and sixth of 2022, and presented three new data sets as late breaking clinical trials at major conferences. We continue to sense responsibility, not merely opportunity, for this work. I love so much that our team has committed to changing lives in the most beautiful ways.”

“We have committed to our patients and to big ideas, and I think you are seeing tangible results in the cadence of new product and data releases, as well as our overall performance”, continued Drew Hykes, Inari’s Chief Operating Officer and incoming CEO. “Our efforts continue to drive market expansion and uptake of our devices while further distancing Inari from both existing and future competition.”

Third Quarter 2022 Financial Results

Revenue was $96.2 million for the third quarter of 2022, compared to $72.9 million for the third quarter of 2021 and $92.7 million for the prior quarter. The increase over prior periods was driven primarily by continued U.S. commercial expansion, increased adoption of our procedures, and introduction of new products.

Gross profit was $85.1 million for the third quarter of 2022, compared to $65.9 million for the same period of 2021. Gross margin was 88.5% for the third quarter of 2022, compared to 90.3% for the same period in the prior year. The decrease in gross margin is primarily due to the addition of new products to our FlowTriever per procedure pricing model.

Operating expenses for the third quarter of 2022 were $94.9 million, compared to $68.6 million for the third quarter of 2021. The increase was mainly driven by personnel-related expenses as we increased headcount to fund the expansion of the commercial, research and development, clinical, and support organizations.

Net loss was $10.2 million for the third quarter of 2022 and net loss per share was $0.19 on a weighted-average basic and diluted share count of 53.5 million, compared to a net loss of $2.8 million and a net loss per share of $0.06 on a weighted-average basic and diluted share count of 50 million, in the same period of the prior year.

Full-Year 2022 Revenue Guidance

For the full year 2022, we are increasing our revenue guidance from our previous range of $360 million to $370 million to a range of $373 million to $375 million.

Webcast and Conference Call Information

Inari Medical will host a conference call to discuss the third quarter 2022 financial results after market close on Wednesday, November 2, 2022 at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. The conference call can be accessed live by registering here.

About Inari Medical, Inc.

Inari Medical, Inc. is a medical device company with a mission to treat and transform the lives of patients suffering from venous and other diseases. Our current product offering consists of two minimally invasive, novel catheter-based mechanical thrombectomy devices that are designed to remove large clots from large vessels and eliminate the need for thrombolytic drugs. The company purpose-built its products for the specific characteristics of the venous system and the treatment of the two distinct manifestations of venous thromboembolism, or VTE: deep vein thrombosis and pulmonary embolism. The ClotTriever system is 510(k)-cleared by FDA and CE marked for the non-surgical removal of clot from peripheral blood vessels, including for the use in the treatment of deep vein thrombosis. The FlowTriever system is 510(k)-cleared by FDA and CE marked for the non-surgical removal of clot from peripheral blood vessels, including for the use in the treatment of pulmonary embolism and clot in transit in the right atrium.

Forward Looking Statements

Statements in this press release may contain “forward-looking statements” that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements include estimated full year 2022 revenue, and are based on Inari’s current expectations, forecasts, and assumptions, are subject to inherent uncertainties, risks and assumptions that are difficult to predict, and actual outcomes and results could differ materially due to a number of factors. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its Annual Report on Form 10-K for the period ended December 31, 2021, and in its other reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements contained in this announcement are based on information available to Inari as of the date hereof and are made only as of the date of this release. Inari undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing Inari’s views as of any date subsequent to the date of this press release. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Inari.

Investor Contact:

ICR Westwicke

Caroline Corner

Phone +1-415-202-5678

caroline.corner@westwicke.com

Inari Medical, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Revenue	$96,204	$72,916	$275,700	$193,766
Cost of goods sold	11,064	7,040	31,378	16,477
Gross profit	85,140	65,876	244,322	177,289
Operating expenses
Research and development	19,105	12,499	53,809	32,292
Selling, general and administrative	75,833	56,104	212,721	135,899
Total operating expenses	94,938	68,603	266,530	168,191
(Loss) income from operations	(9,798)	(2,727)	(22,208)	9,098
Other income (expense)
Interest income	618	27	882	130
Interest expense	(74)	(73)	(220)	(220)
Other income (expense)	(59)	30	169	(4)
Total other income (expenses)	485	(16)	831	(94)
(Loss) income before income taxes	(9,313)	(2,743)	(21,377)	9,004
Provision for income taxes	840	61	2,092	271
Net (loss) income	$(10,153)	$(2,804)	$(23,469)	$8,733
Other comprehensive income (loss)
Foreign currency translation adjustments	(406)	(146)	(814)	(269)
Unrealized gain on available-for-sale debt securities	644	7	271	19
Total other comprehensive income (loss)	238	(139)	(543)	(250)
Comprehensive (loss) income	$(9,915)	$(2,943)	$(24,012)	$8,483
Net (loss) income per share
Basic	$(0.19)	$(0.06)	$(0.45)	$0.18
Diluted	$(0.19)	$(0.06)	$(0.45)	$0.16
Weighted average common shares used to compute net (loss) income per share
Basic	53,491,625	50,001,996	52,552,662	49,664,037
Diluted	53,491,625	50,001,996	52,552,662	55,511,061

Inari Medical, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(unaudited)

	September 30, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$83,528	$92,752
Short-term investments in debt securities	235,705	83,348
Accounts receivable, net	54,059	42,351
Inventories, net	29,670	21,053
Prepaid expenses and other current assets	7,609	5,694
Total current assets	410,571	245,198
Property and equipment, net	21,191	16,471
Operating lease right-of-use assets	49,951	44,909
Deposits and other assets	6,106	981
Long-term investments in debt securities	—	3,983
Total assets	$487,819	$311,542
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$6,035	$6,541
Payroll-related accruals	28,052	24,433
Accrued expenses and other current liabilities	7,668	10,737
Operating lease liabilities, current portion	588	802
Total current liabilities	42,343	42,513
Operating lease liabilities, noncurrent portion	30,377	28,404
Other long-term liability	—	1,416
Total liabilities	72,720	72,333
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of September 30, 2022 and December 31, 2021	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized as of September 30, 2022 and December 31, 2021; 53,595,277 and 50,313,452 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	53	50
Additional paid in capital	457,043	257,144
Accumulated other comprehensive loss	(945)	(402)
Accumulated deficit	(41,052)	(17,583)
Total stockholders' equity	415,099	239,209
Total liabilities and stockholders' equity	$487,819	$311,542